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Deloitte & Touche LLP
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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders
Capmark Finance Inc,
We have examined management's assertion, included in the accompanying
Management's Report on Assessment of Compliance with SEC Regulation AB Servicing
Criteria as Primary Servicer, that Capmark Finance Inc. (the "Company") complied with the servicing crit eria set forth in Item 1122(d) of the Securities and Exchange
Commission's Regulation AB for all commercial mortgage loans sold in public securitizations from January 1, 2006 (effective date of Regulation AB) through December
31, 2007, for which the Company served as primary servicer (the "Platform") described in the accompanying Management's Report on Assessment of Compliance with SEC
Regulation AB Servicing Criteria as of and for the year ended December 31, 2007, excluding criteria 1122(d)(1)(iii), (3)(i) (C), (4)(ii), (4)(vii), and (4)(xv), which management has determined are not applicable to the activities performed by the
Company with respect to the Platform, Exhibit I to management's assertion identifies the individual asset-backed transactions defined by management as constituting the Platform.
Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on the Company's compliance with the servicing criteria based on our examination.
Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public
Company Accounting Oversight Board (United States), and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether the Company performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report.
We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.
As described in management's assertion, for servicing criteria 1122(d)(4)(i),
(4)(x) through (4)(xiv), the Company has engaged a vendor to perform certain activities required by this servicing criteria. The Company has determined that this vendor is not considered a "servicer" as defined in Item
1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to this vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance
Manual of Publicly Available Telephone Interpretations ("Interpretation
17.06"). As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor's activities comply in all material respects with the servicing criteria applicable to this vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendor and related criteria as described in its assertion, and we performed no procedures with respect to the Company's determination of its eligibility to use
Interpretation 17.06.
In our opinion, management's assertion that the Company complied with
t h e aforementioned applicable servicing criteria as of and for the year ended
December 31, 2007 for the Platform is fairly stated, in all material respects.
/s/ Deloitte & Touche LLP
February 29, 2008